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                                                                   EXHIBIT 10.18

March 24, 2005


Grant Burton



Dear Grant:

We are pleased to offer you the position of Vice President Chief Accounting Officer, reporting to Dean Luvisa, acting Chief Financial Officer. The terms of the offer are as follows:

      1. Employment to begin on the later of April, 25, 2005 or two business days after the Company files its Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

      2. A starting bi-weekly salary of $7,307.69; if annualized, $190,000. In consideration of the importance of this position, you will also be paid a sign-on bonus of $15,000 (less tax), payable within 30 days of assuming the responsibilities of your position. Please note:
            If you terminate your employment within one year of your date of hire, you will be required to reimburse the Company 100% of your sign-on bonus.

      3. Eligibility to participate in our Bonus Plan. You will have an opportunity to earn a target bonus up to 30% of your base compensation. The bonus payout will be based on company and individual performance.

      4. A competitive comprehensive benefits package for you and your eligible dependents. Your Paid Time Off (PTO) will be 4 weeks per year and accrued on a per pay period bases. Attached you will find a detailed copy of our benefits package for your information.

      5. You will be eligible to participate in the company's long term incentive plan. The specifics of the incentive plan will be provided to you in the form of a restricted stock/stock option agreement. You will be granted restricted stock valued at $169,600.00 and stock options valued at $513,600.00. The exact number of shares of restricted stock and stock options and the price will be based on the closing price of the stock on the day prior to your grant date.

      6. A special termination agreement effective for 12 consecutive months following your date of hire will be provided. If Cricket Communications is acquired or dissolved during this period and we are unable to provide you a comparable position at the same salary level, Cricket is prepared to provide you six (6) months base pay and six (6) months Cobra.


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In connection with your employment by the Company, you will be required to take and pass a drug and alcohol test, the results of a background investigation must be acceptable to the Company, and you will be required to sign the Company's Invention Disclosure, Confidentiality & Proprietary Rights Agreement. The Leap Human Resources department will initiate the background investigation. Included with this letter is a clinic passport that contains the name, address, and telephone number of the medical center that you will go to in order to complete your drug and alcohol test specimen collection. PLEASE TAKE THIS PASSPORT WITH YOU WHEN YOU GO FOR YOUR TEST.

After your receipt of this offer letter, you must appear promptly at LABCORP
PSC: 5601 Oberlin Drive, #100, San Diego, Ca. 92121, 858-455-1221 (M-F 8-4:30 pm
& closed 12-1:00 pm), for your drug and alcohol test. We suggest that you call first before going to confirm business hours. Please be sure to have a photo ID with you when you check in for the screening.

Please return a signed copy of this offer letter along with the attached Terms of Employment and Invention Disclosure, Confidentiality & Proprietary Rights Agreement.

Please note that this offer is valid for five days from the date of this letter. If you have any questions, please do not hesitate to call me at (858) 882-6015. Congratulations and welcome!

Sincerely,

/s/ Leonard C. Stephens
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Leonard C. Stephens
Sr Vice President, Human Resources


I accept the offer of employment made to me by Cricket Communications, Inc. and agree to the terms set forth above.

Offer accepted:   Grant Burton                 /s/ Grant Burton
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                  Printed Name                 Signature